Exhibit 23.1

CONSENT OF QUALIFIED PERSON

September 18, 2026

Contango Silver & Gold Inc.

516 2nd ave., Suite 401

Fairbanks, AK 99701

Re: Kitsault Valley Project Technical Report Summary and Updated Mineral Resource Estimate 2026, dated 21 September 2026

I, Dave Larimer, CPG, hereby consent to:

1.	the use of and reference to my name, qualifications, professional designation, and status as a "qualified person" as defined in Subpart 1300 of Regulation S-K and National Instrument 43-101;

2.	the filing, incorporation by reference, and use of the technical report summary titled "Kitsault Valley Project Technical Report Summary and Updated Mineral Resource Estimate 2026," dated 21 September 2026, including any amendments or supplements thereto, in any registration statement, annual report, current report, technical disclosure, press release, investor presentation, or other filing or disclosure document of Contango Silver & Gold Inc. relating to the Kitsault Valley Project;

3.	the use of, reference to, and summarization of the scientific and technical information, conclusions, mineral resource estimates, interpretations, and recommendations for which I am responsible, including the sections of the technical report summary prepared by me or under my supervision; and

4.	the filing of this consent as an exhibit to any applicable filing made by Contango Silver & Gold Inc. with the United States Securities and Exchange Commission or applicable Canadian securities regulators.

I confirm that I have reviewed the portions of the technical report summary and related disclosure for which I am responsible, and that I consent to the disclosure of such information in the form and context in which it appears.

Respectfully submitted,

18SEP26
Dave Larimer, CPG

Vice President, Exploration

Contango Silver & Gold Inc.

Qualified Person under Subpart 1300 of Regulation S-K and National Instrument 43-101

516 2nd Ave Suite 401	Fairbanks, AK 99701	907-888-4273